Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
OCTOBER 10, 2022

CHESAPEAKE ENERGY CORPORATION ANNOUNCES EXPIRATION AND RESULTS OF ITS
EXCHANGE OFFERS RELATING TO ITS WARRANTS

OKLAHOMA CITY, October 10, 2022 – Chesapeake Energy Corporation (NASDAQ:CHK) (“Chesapeake” or the “Company”) today announced the expiration and results of its previously announced exchange offers (each, an “Offer,” and collectively, the “Offers”) relating to its outstanding (i) Class A warrants (the “Class A warrants”), (ii) Class B warrants (the “Class B warrants”) and (iii) Class C warrants (the “Class C warrants,” and together with the Class A warrants and the Class B warrants, the “warrants”), each to purchase shares of common stock, par value $0.01 per share, of the Company (“common stock”). The Offers expired at 11:59 p.m. (New York City time) on October 7, 2022.

The Company has been advised that (i) 4,752,207 Class A warrants (including 44,599 Class A warrants tendered through guaranteed delivery), or approximately 51.4% of the outstanding Class A warrants as of October 7, 2022, (ii) 7,879,030 Class B warrants (including 6,240 Class B warrants tendered through guaranteed delivery), or approximately 64.1% of the outstanding Class B warrants as of October 7, 2022 and (iii) 7,252,004 Class C warrants (including 1,655 Class C warrants tendered through guaranteed delivery), or approximately 64.8% of the outstanding Class C warrants as of October 7, 2022 were validly tendered and not validly withdrawn prior to the expiration of each Offer. Holders of the warrants that were validly tendered and not validly withdrawn prior to the expiration of the Offers will receive the following exchange consideration that was determined over a ten trading day volume-weighted average trading price measurement period pursuant to the Offers for each class of warrants as previously announced: (i) each holder of Class A warrants will receive 0.8636 shares of common stock in exchange for each Class A warrant tendered in the Offers, (ii) each holder of Class B warrants will receive 0.8224 shares of common stock in exchange for each Class B warrant tendered in the Offers and (iii) each holder of Class C warrants will receive 0.7890 shares of common stock in exchange for each Class C warrant tendered in the Offers; provided, however, that if the aggregate number of shares of common stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of common stock, the number of shares of common stock issuable will be rounded up to the nearest whole number. The Company expects to accept for exchange all validly tendered warrants, with settlement expected to occur on or before October 11, 2022 (or, in the case of warrants validly tendered pursuant to guarantee delivery procedures, October 13, 2022).

Nick Dell’Osso, Chesapeake's President and Chief Executive Officer, stated “We are pleased with the results of the exchange offers. These transactions simplify our capital structure.” The Company intends to resume its $2 billion board authorized share repurchase program following the completion of the Offers.

Citigroup Global Markets Inc., Cowen and Company, LLC and Intrepid Partners, LLC were the dealer managers for the Offers. D.F. King & Co., Inc. served as the information agent for the Offers, and Equiniti Trust Company served as the exchange agent for the Offers.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offers to Exchange, each, as amended, are available free of charge at the website of the SEC at www.sec.gov. A registration statement on Form S-4 relating to the securities to be issued in the Offers was filed with the SEC and was declared effective on September 16, 2022.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Chris Ayers (405) 935-8870 ir@chk.com	Brooke Coe (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Offers were made only through the Schedule TO and Prospectus/Offers to Exchange, each, as amended, and the complete terms and conditions of the Offers are set forth in the Schedule TO and Prospectus/Offers to Exchange, each, as amended.

None of the Company, any of its management or its board of directors, or the information agent, the exchange agent or any dealer manager has made any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Offers.

Headquartered in Oklahoma City, Chesapeake Energy Corporation is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net-zero direct GHG emissions by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.

Forward-Looking Statements

This news release includes “forward-looking statements.” Forward-looking statements are statements other than statements of historical fact. You can identify these forward-looking statements by the use of words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.

We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings).
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